Exhibit 10.1

FOURTH AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

of

FORTRESS WORLDWIDE TRANSPORTATION AND

INFRASTRUCTURE GENERAL PARTNERSHIP

Dated as of             , 2015

THE PARTNERSHIP INTERESTS OF FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH APPLICABLE LAW AND THE TERMS AND CONDITIONS OF THIS PARTNERSHIP AGREEMENT.

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ARTICLE VI Expenses		16

6.1	Operating Expenses	16

ARTICLE VII Books and Records and Reports to Partners; Certain Tax Elections		16

7.1	Records and Accounting	16

7.2	Safe Harbor Election and Forfeiture Allocations	16

ARTICLE VIII Transfers, Admissions, Withdrawals and Default		17

8.1	Transfer, Withdrawal, Removal or Termination of the Fortress Partner	17

8.2	Additional Partners	18

8.3	Admissions and Withdrawals Generally	18

8.4	Obligations and Rights of a Prior Fortress Partner	18

ARTICLE IX Term and Dissolution of the Partnership		19

9.1	Term	19

9.2	Winding-Up	19

9.3	Final Distribution	19

ARTICLE X Miscellaneous		20

10.1	Amendments	20

10.2	Entire Agreement	20

10.3	Severability	20

10.4	Notices	20

10.5	Governing Law, Waiver of Jury Trial and Waiver of Partition	21

10.6	Successors and Assigns	21

10.7	Counterparts	21

10.8	Certain Rules of Construction	21

10.9	Further Assurances	22

10.10	Use of the Name “Fortress”	22

10.11	Anti-Money Laundering	22

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FOURTH AMENDED AND RESTATED

PARTNERSHIP AGREEMENT

OF

FORTRESS WORLDWIDE TRANSPORTATION AND

INFRASTRUCTURE GENERAL PARTNERSHIP

(A Delaware Partnership)

This FOURTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT of Fortress Worldwide Transportation and Infrastructure General Partnership, a Delaware partnership (the “Partnership”), is made as of the     th day of             , 2015, by and among Fortress Worldwide Transportation and Infrastructure Master GP LLC, a Delaware limited liability company, as the Fortress Partner (as defined below), Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Operating Partner”), and each Person admitted as a partner following the date hereof in accordance with the terms of this Agreement (each of the foregoing, a “Partner” and, collectively, the “Partners”), and has been executed for the purpose of continuing the Partnership pursuant to the provisions of the Partnership Act (as defined below) and on the terms set out herein.

W I T N E S S E T H:

WHEREAS, the Fortress Partner and Fortress Worldwide Transportation and Infrastructure Investors LP, a Delaware limited partnership (the “Initial Operating Partner”), established the Partnership pursuant to the Partnership Agreement of Fortress Worldwide Transportation and Infrastructure General Partnership, dated as of May 9, 2011 (the “Original Partnership Agreement”), which was amended and restated pursuant to the Amended and Restated Partnership Agreement of the Partnership, dated as of June 23, 2011 (the “First A&R Agreement”), which was further amended and restated pursuant to the Second Amended and Restated Partnership Agreement of the Partnership, dated as of February 13, 2012 (as amended, the “Second A&R Agreement”), and which was further amended and restated pursuant to the Third Amended and Restated Partnership Agreement of the Partnership, dated as of May 19, 2014 (as amended, the “Third A&R Agreement”);

WHEREAS, a Statement of Partnership Existence of the Partnership, dated as of May 9, 2011 (as the same may be amended, restated or otherwise modified from time to time, the “Statement”), was executed by the Initial Operating Partner and filed in the office of the Secretary of State of the State of Delaware on May 9, 2011;

WHEREAS, the Operating Partner has been formed prior to the date hereof for the purpose of investing in, and, together with the Fortress Partner, operating the assets of, the Partnership in accordance with the Operating Partner’s Second Amended and Restated Limited Liability Company Agreement, dated as of             , 2015 (including all annexes, exhibits and schedules thereto, as amended or restated from time to time, the “Operating Agreement”);

WHEREAS, the Partners desire to amend and restate the Third A&R Agreement in its entirety pursuant to Section 10.1 thereof, and the terms and conditions contained therein are hereby amended and restated in their entirety as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree that the Third A&R Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

Definitions

As used herein, the following terms shall have the following meanings and all such terms which relate to accounting matters shall be interpreted in accordance with GAAP (as defined below) except as otherwise specifically provided herein:

Affiliate: When used with reference to a specified Person, means, with respect to such Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Agreement: This Fourth Amended and Restated Partnership Agreement, including the annexes, exhibits and schedules hereto, as the same may be amended or restated from time to time.

Business Day: Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

Capital Account: As defined in Section 3.2(a).

Capital Contribution: With respect to any Partner, at any time, the amount of capital contributed to the Partnership by such Partner, including capital contributed with respect to specified operating expenses and amounts deemed recontributed pursuant to Section 4.2(c).

Capital Gains Incentive Allocation: As defined in Section 4.2(b).

Carrying Value: With respect to any asset, the asset’s adjusted basis for United States federal income tax purposes, except that the Carrying Values of all Partnership assets may, in the discretion of the Operating Partner, be adjusted to equal their respective Fair Values, on the occurrence of any event described in Section 3.2(d). Upon an adjustment to the Carrying Value (i) (A) for Capital Account maintenance purposes and for purposes of computing Net Income and Net Loss it shall be as though the asset were sold at Fair Value, and gain or loss shall be allocated to Capital Accounts pursuant to Section 3.3 as though the proceeds of such sale had been distributed, and (B) thereafter Net Income and Net Loss shall be determined using Carrying Value as adjusted pursuant to clause (A) immediately foregoing; and (ii) of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or other amortization attributable to such property shall for purposes of Capital Account maintenance equal an amount that bears the same ratio to the Carrying Value at the beginning of such year or other period as the United States federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to the property’s adjusted tax basis at the beginning of such year or other period; provided that where such property has no remaining tax basis at the beginning of such year or other period, deductions for depreciation, cost recovery or other amortization attributable to such property for purposes of Capital Account maintenance shall be computed using any reasonable method as selected by the Operating Partner.

Code: The United States Internal Revenue Code of 1986, as amended.

Compensatory Interest: As defined in Section 7.2(a).

Delaware Act: The Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

DGCL: The General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

Dissolution Sale: All sales and liquidations by or on behalf of the Partnership of its assets in connection with or in contemplation of the winding-up of the Partnership.

dollars and $: Unless otherwise specified the term dollars and references to dollar amounts using the symbol “$” are to be construed as meaning United States dollars.

Event of Dissolution: As defined in Section 9.1.

Fair Value: As determined in accordance with Section 4.6.

Final Distribution: The distribution described in Section 9.3.

First A&R Agreement: As defined in the recitals hereto.

Fortress: Fortress Parent and its subsidiaries (excluding, for the avoidance of doubt, Investment Fund Affiliates).

Fortress Affiliates: The Manager, the Fortress Partner, Fortress Parent, existing or future investment funds or accounts managed by the Manager, and their respective Affiliates.

Fortress Parent: Fortress Investment Group LLC, a Delaware limited liability company, and any successor thereto.

Fortress Partner: Fortress Worldwide Transportation and Infrastructure Master GP LLC, a Delaware limited liability company, and/or any transferee or successor admitted pursuant to the terms hereof, in each case in its capacity as the Fortress Partner pursuant to the terms hereof.

GAAP: Generally accepted accounting principles in the United States, as in effect on the date of this Agreement.

Income Incentive Allocation: As defined in Section 4.2(a).

Indemnified Person: (a) Each Person defined as an “Indemnified Person” in the Operating Agreement and (b) (i) the Partnership, the Operating Partner, the Fortress Partner, the Manager, Fortress and the Affiliates of any of them and (ii) the officers, directors, members (other than the members of the Operating Partner exclusively in such capacity), principals, shareholders (other than the shareholders of the Operating Partner exclusively in such capacity), controlling Persons, representatives, partners, managers, employees, consultants, agents, affiliates and assigns of any Person in item (b)(i) above.

Initial Operating Partner: As defined in the recitals hereto.

Interest: The interest of a Partner in the Partnership.

Investment Fund Affiliates: Any Pooled Investment Vehicle that is an Affiliate of the Fortress Partner or the Manager.

IPO: As defined in the Operating Agreement.

IPO Date: The date of the IPO.

Management Agreement: The Management Agreement, dated as of             , 2015, by and between the Operating Partner, the Partnership and the Manager, including all annexes, exhibits and schedules thereto, as amended or restated from time to time.

Management Fee: As defined in the Management Agreement.

Manager: FIG LLC, a Delaware limited liability company, and/or any assignee or successor, in each case in its capacity as manager under the Management Agreement.

Net Income or Net Loss: For each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for United States federal income tax purposes for such year or other period, determined in accordance with Section 703 of the Code, with the following adjustments:

(i) all items of income, gain, loss or deduction allocated pursuant to Sections 3.3 (b) and (e) shall not be taken into account in computing such taxable income or loss;

(ii) except for items included in subparagraph (i) above, any income of the Partnership that is exempt from United States federal income taxation and is not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss; and

(iii) except for items included in subparagraph (i) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition, shall, for purposes of Capital Account maintenance, be treated as items of deduction, subtracted from such taxable income or loss and allocated among the Partners pursuant to Section 3.3(a).

Operating Agreement: As defined in the recitals hereto.

Operating Partner: As defined in the preamble hereto.

Original Partnership Agreement: As defined in the recitals hereto.

Partners: As defined in the preamble hereto.

Partnership: As defined in the preamble hereto.

Partnership Act: The Delaware Revised Uniform Partnership Act, 6 Del. C. §§ 15-101, et. seq., as amended, modified or re-enacted from time to time.

Person: Any individual, partnership, corporation, limited liability company, joint venture, joint-stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), any federal, state or local government and any agency, department or political subdivision thereof.

Pooled Investment Vehicle: Any investment vehicle formed for the purpose of investing capital contributed by multiple investors in multiple investments.

Pre-Incentive Allocation Net Income: With respect to a calendar quarter, the Operating Partner’s net income attributable to members during such quarter calculated in accordance with GAAP, but excluding the Operating Partner’s pro rata portion, as applicable, of the following (without duplication): (i) gains and losses, realized or unrealized, (ii) the non-cash portion of any equity-based compensation expense, (iii) the one-time impact of any non-capitalized acquisition-related expenses, including transaction and integration expenses, provided that such amounts are capitalized and amortized in respect of such acquisition and such amortization is included in the calculation of pre-incentive allocation net income, (iv) any non-cash portion of the provision for income taxes, net of cash payments for income taxes and (v) any other amounts approved by the Independent Directors upon reasonable request by the Manager. For the avoidance of doubt, amounts paid to the Fortress Partner as an Income Incentive Distribution or a Capital Gains Incentive Distribution during such quarter shall be excluded in computing Pre-Incentive Allocation Net Income.

Proposed Rules: As defined in Section 7.2(a).

Safe Harbor Election: As defined in Section 7.2(a).

Second A&R Agreement: As defined in the recitals hereto.

Statement: As defined in the recitals hereto.

Third A&R Agreement: As defined in the recitals hereto.

Transfer: Assign, pledge, hypothecate, sell, exchange or otherwise transfer or encumber all or a portion of the legal or beneficial interest, whether by contract, operation of law or otherwise, and whether accomplished directly or indirectly, including through any option, forward, swap, structured note or any other hedging or derivative transaction.

Treasury Regulations: The income tax regulations promulgated under the Code, as the same may be hereafter amended from time to time or any successor or successors thereto.

ARTICLE II

General Provisions

2.1 Name. The name of the Partnership shall be “Fortress Worldwide Transportation and Infrastructure General Partnership.” The Partnership’s business may be conducted under any other name or names as determined by the Operating Partner. The Operating Partner may change the name of the Partnership at any time, and from time to time, and shall provide notice to each other Partner of any change in the name of the Partnership.

2.2 Organizational Certificates and Other Filings. The Partners shall promptly execute all certificates and other documents, and any amendments or renewals of such certificates and other documents as thereafter reasonably required, consistent with the terms of this Agreement, necessary to accomplish all filing, recording, publishing and other acts of similar nature as may be appropriate to comply with all requirements for (a) continuation and operation of the Partnership as a partnership under the laws of the State of Delaware, (b) the operation of the Partnership as a partnership in all jurisdictions where the Partnership proposes to operate (c) the organization and formation of any investment vehicle established to facilitate the investment objectives of the Partnership and (d) all other filings required under any applicable law, rule or regulation to be made by the Partnership. The Operating Partner is hereby authorized to (i) execute, file and record (as may be required by the Partnership Act) such statements, amendments and other documents and maintain such statutory registers and partnership records as are or become necessary or advisable in connection with the operation of the Partnership; and (ii) take all steps which in its discretion it considers necessary or advisable to allow the Partnership to conduct business in any jurisdiction where the Partnership conducts business.

2.3 Purpose and Powers; Authority. The purposes of the Partnership shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a partnership organized pursuant to the Partnership Act, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company or other entity, and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes. The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 2.3. To the extent permitted pursuant to the terms hereof and except as otherwise agreed in writing by the Partners, any Partner is authorized to act for and bind the Partnership in the ordinary course of the Partnership’s business.

2.4 Principal Place of Business. The Partnership shall maintain its office and principal place of business at, and its business shall principally be conducted from, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, or such place or places inside the United States as the Operating Partner may decide. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Operating Partner determines to be necessary or appropriate.

2.5 Registered Office and Registered Agent. Unless and until changed by the Operating Partner, the address of the Partnership’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Unless and until changed by the Operating Partner, the name and address of the Partnership’s registered agent for service of process in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

2.6 Term. The term of the Partnership commenced upon filing of the Statement with the office of the Secretary of State for the State of Delaware and shall continue indefinitely unless the Partnership is earlier dissolved pursuant to Section 9.1.

2.7 Fiscal Year. The fiscal year for tax and financial reporting purposes of the Partnership shall be a calendar year ending December 31 unless otherwise required by the Code or other applicable law.

ARTICLE III

Capital Contributions, Capital Accounts and Allocations

3.1 Capital Contributions. (a) The Partners shall make Capital Contributions to the Partnership as mutually agreed from time to time by the Partners.

(b) Other than as set forth in this Article III, no Partner shall be entitled to any interest or compensation by reason of its Capital Contributions or by reason of serving as a Partner. No Partner shall be required to lend any funds to the Partnership.

3.2 Capital Accounts. (a) The Partnership shall maintain a separate capital account (a “Capital Account”) for each Partner. Such Capital Account shall be increased by:

(i) the cash amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement; and

(ii) such Partner’s allocable share of Net Income and any special allocations of income or gain pursuant to Section 3.3(b) or (d);

and decreased by:

(i) the amount of cash and the Fair Value of any property (reduced by any liabilities secured by the property or otherwise treated as assumed by the Partner under the Code) distributed to such Partner by the Partnership pursuant to this Agreement; and

(ii) such Partner’s allocable share of Net Loss and any special allocations of loss or deduction pursuant to Section 3.3(b) or (d);

and otherwise maintained in accordance with the rules of Treasury Regulations Sections 1.704-1 and 1.704-2.

(b) In the event any Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the transferred Interest except to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(c) Immediately prior to the distribution of any property (other than cash) to a Partner, the Capital Account of each Partner shall be increased or decreased, as the case may be, to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not previously been reflected in the Capital Accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of such property for its Fair Value.

(d) The Capital Account of each Partner may, in the discretion of the Operating Partner, be increased or decreased, as the case may be, upon the conditions set forth in subsections (i) through (iv) of this Section 3.2(d), to reflect the manner in which the unrealized income, gain, loss and deduction inherent in all of the Partnership’s property (that has not previously been reflected in the Capital Accounts of the Partners) would be allocated among the Partners if there were a taxable disposition of all such property for its Fair Value immediately prior to any of the following:

(i) a contribution of money or other property (other than a de minimis amount) to the Partnership by a new or existing Partner as consideration for an Interest in the Partnership, or

(ii) a distribution of money or other property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an Interest in the Partnership, or

(iii) the liquidation of the Partnership for federal income tax purposes within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), or

(iv) any other event specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

3.3 Allocations to the Partners.

(a) Subject to Sections 3.3(b) and 3.3(c), Net Income, and Net Loss for any fiscal year shall be allocated proportionately among the Partners in a manner such that the Capital Account of each Partner, immediately after giving effect to such allocation, is, as nearly as possible, equal to the amount of distributions that hypothetically would be made to such Partner during such fiscal year pursuant or by reference to Section 4.2, if (i) the Partnership were dissolved and terminated; (ii) its affairs were wound up and each Partnership asset was sold for cash equal to its Carrying Value (except that any Portfolio Investment that is disposed of during such fiscal year shall be treated as if sold for an amount of cash equal to the sum of (x) the amount of any net cash proceeds actually received by the Partnership in connection with such disposition and (y) the Carrying Value of any property actually received by the Partnership in connection with such disposition); (iii) all Partnership liabilities were satisfied (other than liabilities the discharge of which would give rise to a deduction for U.S. federal income tax purposes and limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability); and (iv) the net assets of the Partnership were distributed in accordance with Section 4.2, to the Partners immediately after giving effect to such allocation. The Operating Partner may, in its discretion, make such other assumptions (whether or not consistent with the above assumptions) as it deems necessary or appropriate in order to effectuate the intended economic arrangement of the Partners.

(b) The following special allocations shall be made in the following order and prior to any other allocations under this Section 3.3:

(i) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 3.3, if there is a net decrease in partnership minimum gain (as defined in Treasury Regulations Sections 1.704-2(b)(2) and (d)) during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in partnership minimum gain, determined in accordance with Treasury Regulations Sections 1.704-2(f) and (g). This subsection 3.3(b)(i) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith;

(ii) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 3.3, if there is a net decrease in partnership nonrecourse debt minimum gain attributable to a Partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(i))

during any fiscal year, the Partners shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i). This Section 3.3(b)(ii) is intended to comply with the minimum gain chargeback requirement in such section of the Treasury Regulations and shall be interpreted consistently therewith;

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit, if any, in such Partner’s Capital Account (as determined under Treasury Regulations Section 1.704-1) as quickly as possible, provided that an allocation pursuant to this Section 3.3(b)(iii) shall be made only if and to the extent that such Partner would have such Capital Account deficit (as determined after crediting such Capital Account for any amounts that the Fortress Partner is obligated to restore or that any Partner is deemed obligated to restore) after all other allocations provided for in this Section 3.3 have been tentatively made as if this Section 3.3(b)(iii) were not in this Agreement; and

(iv) Nonrecourse Deductions. Nonrecourse deductions, as defined in Treasury Regulations Section 1.704-2, shall be allocated among the Partners (including the Fortress Partner) in the manner determined by the tax matters partner.

(c) Loss Allocation Limitation.

(i) No allocation of Net Loss (or items thereof) shall be made to any Partner to the extent that such allocation would create or increase a deficit in such Partner’s Capital Account (as determined after debiting such Capital Account for the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6) and crediting such Capital Account for any amounts that such Partner is obligated to restore or is deemed obligated to restore pursuant to Treasury Regulations Section 1.704-2); and

(ii) Subsequent allocations pursuant to this Section 3.3 shall be made so that the net amount of any items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such special allocations pursuant to Section 3.3(b) had not occurred, or the allocations resulting from the limitation in Section 3.3(c)(i) had not occurred, including by allocating Net Income to the Fortress Partner to reverse any allocation pursuant to Section 3.3(c)(i).

(d) Any non-cash items of Net Income or Net Loss shall be allocated as if such non-cash items were distributable pursuant to Section 4.2 or Section 4.4.

(e) If the allocations provided in Section 3.3(a) are modified pursuant to Section 3.3(b), allocations thereunder for subsequent periods shall be adjusted so as to reverse the effect of such modifications on the Capital Accounts of the Partners as rapidly as possible but without causing this Agreement to fail to comply with the Treasury Regulations under Section 704 of the Code.

(f) Net Income and Net Loss shall generally be determined on each disposition of an investment or on such other basis as determined by the Operating Partner using any permissible or required method under the Code as long as such alternate method is required by the Code or does not have an adverse effect on the Partners.

(g) [Reserved]

(h) Allocations for Tax Purposes. Items of income, gain, loss, deduction and credit realized by the Partnership shall, for each fiscal year, be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Net Income, Net Loss, Portfolio Investment Gain or Portfolio Investment Loss of which such items are components were allocated, subject, however, to any adjustment required to comply with Treasury Regulations Section 1.704-1(b). In the case of any Partnership asset the Carrying Value of which differs from its adjusted tax basis for United States federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated for United States federal income tax purposes, as reasonably determined by the Operating Partner, in accordance with the principles of Sections 704(b) and (c) of the Code so as to take account of the difference between Carrying Value and adjusted tax basis of such asset.

3.4 Negative Capital Accounts. Except as may be required by law, no Partner shall be required to reimburse the Partnership for any negative balance in such Partner’s Capital Account.

ARTICLE IV

Withdrawals, Allocations and Distributions

4.1 Withdrawal of Capital. The Operating Partner shall have the right to withdraw capital from the Partnership by providing the Fortress Partner with 5 Business Days’ advance notice, which notice shall be deemed waived in respect of capital withdrawn by the Operating Partner for the purpose of funding distributions to its shareholders or members or for the purpose of funding ordinary course expenses and costs of the Operating Partner, provided, however that before any amount is withdrawn by the Operating Partner (other than in respect of ordinary course expenses and costs of the Operating Partner) the Incentive Income Distribution and the Capital Gains Income Distribution will be determined by, and paid to, the Fortress Partner immediately prior to the withdrawal by the Operating Partner. Distributions of Partnership assets that are provided for in this Agreement shall be made only to Persons who, according to the books and records of the Partnership, are the holders of record of Interests in the Partnership on the date determined by the Operating Partner as of which the Partners are entitled to any such distributions.

4.2 Incentive Allocations.

(a) Income Incentive Allocation. The Fortress Partner will be allocated and paid an income incentive distribution (an “Income Incentive Allocation”) with respect to Pre-Incentive Allocation Net Income in each calendar quarter as follows, provided, however, for any period of less than three months the amount paid as an Income Incentive Allocation shall be prorated to reflect such shorter period.

(i) No Income Incentive Allocation in any calendar quarter in which Pre-Incentive Allocation Net Income, expressed as a rate of return on the average value of the

Operating Partner’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), does not exceed 2.0% for such quarter (8.0% annualized);

(ii) 100% of Pre-Incentive Allocation Net Income with respect to that portion of such Pre-Incentive Allocation Net Income, if any, that expressed as a rate of return on the average value of the Operating Partner’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), equals or exceeds 2.00% but does not exceed 2.2223% for such quarter; and

(iii) 10% of Pre-Incentive Allocation Net Income with respect to that portion of such Pre-Incentive Allocation Net Income, if any, that, expressed as a rate of return on the average value of the Operating Partner’s net equity capital at the end of the two most recently completed calendar quarters (including, for the avoidance of doubt, the quarter with respect to which such amount is being calculated ), exceeds 2.2223% .

(b) Capital Gains Incentive Allocation. The Fortress Partner shall be allocated and paid a capital gains incentive allocation (a “Capital Gains Incentive Allocation”) in arrears as of the end of each calendar year equal to 10.0% of the Operating Partner’s pro rata share of cumulative realized gains from the IPO Date through the end of such calendar year, net of the Operating Partner’s pro rata share of the following, without duplication, (i) any cumulative realized or unrealized losses and the cumulative non-cash portion of equity-based compensation expenses, in each case, for such period and (ii) all realized gains upon which prior performance-based Capital Gains Incentive Allocations were previously paid to the General Partner.

4.3 General Distribution Provisions.

(a) Any cash distributed to the Partners pursuant to Article IV shall be made in dollars unless otherwise agreed to by the Partner receiving such distribution.

(b) [Reserved].

(c) For purposes of this Agreement (other than for purposes of calculating foreign currency gain or loss for purposes of Sections 985-989 of the Code), whenever an amount is to be converted from one currency to another, it shall be converted at the prevailing exchange rate for such conversion at the close of business on the date of such calculation (or the next preceding Business Day if such date of calculation is not a Business Day), as reasonably determined by the Operating Partner.

(d) Upon the request of the Fortress Partner, the Operating Partner may, but shall not be obligated to, in any fiscal year of the Partnership make distributions of cash held by the Partnership to the Fortress Partner, in amounts intended to enable the Fortress Partner (or any Person whose tax liability is determined by reference to the Fortress Partner’s income) to discharge its United States federal, state and local income tax liabilities arising from the allocations made (or to be made) pursuant to Section 3.3. The amount distributable pursuant to this Section 4.3(d) shall be determined by the Operating Partner, taking into account the maximum combined United States federal, New York State and New York City tax rate applicable to individuals or corporations (whichever is higher) on ordinary income, qualified dividend income and capital gain (taking into account the applicable holding period), as the case may be, and otherwise based on such reasonable assumptions as the Operating Partner determines in good faith to be appropriate. The aggregate amount distributable to the Fortress Partner pursuant to this Section 4.3(d) in any fiscal year of the Partnership shall be reduced by all previous amounts distributed to the Fortress Partner pursuant to this Section 4.3(d) and Section 4.2 in such fiscal year. The amount distributable to the Fortress Partner pursuant to any clause of Section 4.2 shall be reduced by the amount distributed to such Partner pursuant to this Section 4.3(d), and the amount so distributed under this Section 4.3(d) shall be deemed to have been distributed to the extent of such reduction pursuant to such clause of Section 4.2 for purposes of making the calculations required by Section 4.2.

4.4 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make a distribution to any Partner on account of its Interest in the Partnership if such distribution would violate any provisions of the Partnership Act or other applicable law.

4.5 Withholding. Notwithstanding any other provision of this Agreement, each Partner hereby authorizes the Partnership (and any Affiliate controlled by the Partnership) to withhold and to pay over, or otherwise pay, any withholding or other similar taxes payable by the Partnership (or such Affiliate) (pursuant to the Code or any provision of United States federal, state or local or non-U.S. tax law) with respect to a Partner or as a result of such Partner’s participation in the Partnership (including as a result of a distribution in kind). If and to the extent that the Partnership (or such Affiliate) shall be required to withhold or pay any such withholding taxes or other similar taxes attributable to a Partner from amounts paid to a Partner, such Partner shall be deemed for all purposes of this Agreement to have received a payment from the Partnership as of the time that such withholding or other similar tax is required to be paid, which payment shall be deemed to be a distribution pursuant to Section 4.2 with respect to such Partner’s Interest to the extent that a Partner (or any successor to such Partner’s Interest) would have received a cash distribution with respect to such Partner but for such withholding.

ARTICLE V

Management

5.1 Relationship Among the Operating Partner, the Fortress Partner, the Manager and the Partners. Except as expressly limited by the provisions of this Agreement and the Partnership Act, the Partners shall have the full, exclusive and absolute right, power and authority to manage and control the Partnership and the property, assets, affairs and business thereof. Except as so expressly limited, the Partners shall have all of the rights, powers and authority conferred upon it by law or under the provisions of this Agreement. The Fortress Partner shall continue to serve until incapacitated or removed, in accordance with the express provisions of this Agreement. The day-to-day administrative management and operation of the Partnership and its business shall be vested in the Operating Partner, subject to the terms and provisions of this Agreement. The Operating Partner shall, in its discretion, exercise all powers necessary and convenient for the purposes of the Partnership, but subject to the limitations and restrictions expressly set forth herein, including those set out in Section 2.3 and this Section 5.1, on behalf and in the name of the Partnership. The Operating Partner is designated, and is specifically authorized to act as, the “tax matters partner” under the Code and in any similar capacity under state, local or foreign law. Notwithstanding anything to the contrary contained herein, the acts of the Operating Partner in carrying on the business of the Partnership as authorized herein shall bind the Partnership.

5.2 Indemnification, Advances and Insurance.

(a) Indemnification. The Partnership shall indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership), by reason of the fact that such Indemnified Person is or was within the category of persons constituting Indemnified Persons of the Partnership, or is or was within the category of persons constituting Indemnified Persons of the Partnership serving at the request of the Partnership as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit or proceeding, provided that such Indemnified Person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnified Person is seeking indemnification, the Indemnified Person has acted in bad faith or engaged in fraud or willful misconduct or, with respect to any criminal action or proceeding acted with knowledge that such Indemnified Person’s conduct was unlawful.

(b) Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Partnership as authorized in this Section 5.2. Such expenses (including attorneys’ fees) may be so paid upon such terms and conditions, if any, as the Partnership deems appropriate.

(c) Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, any agreement, vote of Members or disinterested directors of the Operating Partner or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Partnership that indemnification of the persons specified in subsection (a) of this Section 5.2 shall be made to the fullest extent permitted by law. The provisions of this Section 5.2 shall not be deemed to preclude the indemnification of any person who is not specified in subsection (a) of this Section 5.2 but whom the Partnership would have the power or obligation to indemnify under the provisions of the DGCL, if the Partnership were a Delaware corporation, the Delaware Act or otherwise.

(d) Insurance. The Partnership may purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.2 against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such Person’s status as such, whether or not the Partnership would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.2.

(e) Certain Definitions. For purposes of this Section 5.2, references to the “Partnership” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent company, or is or was a director or officer of such constituent company serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 5.2 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Section 5.2, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries.

(f) Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.2 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Indemnification of Employees and Agents. The Partnership may, to the extent authorized from time to time by the Operating Partner, provide rights to indemnification and to the advancement of expenses to employees and agents of the Partnership and the Manager similar to those conferred in this Section 5.2 to Indemnified Persons.

ARTICLE VI

Expenses

6.1 Operating Expenses. (a) The Partnership shall bear or be charged with all of its own operating expenses, except those specifically required to be borne by the Manager under the Management Agreement.

(b) To the extent any operating expenses of the Partnership not specifically required to be borne by the Manager pursuant to the Management Agreement are paid by the Manager, the Fortress Partner or any Affiliate thereof from its own funds, as the case may be, such operating expenses shall be reimbursed by the Partnership. The Partnership will reimburse the Manager and its Affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s length basis. The amount of operating expenses to be borne by the Partnership is not subject to any maximum amount. For the avoidance of doubt, to the extent the Partnership forms intermediate investment vehicles in connection with the making, holding and/or disposing of an investment, the costs and expenses of such vehicles shall be deemed to be costs and expenses of the Partnership for all purposes of this Agreement.

ARTICLE VII

Books and Records and Reports to Partners; Certain Tax Elections

7.1 Records and Accounting. The Operating Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Partners any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Partners, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP.

7.2 Safe Harbor Election and Forfeiture Allocations. (a) The Operating Partner is hereby authorized and directed to cause the Partnership to make an election to value the Fortress Partner interest of the Fortress Partner received as compensation for services to the Partnership (the “Compensatory Interest”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Operating Partner shall cause the Partnership to make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b) Any such Safe Harbor Election shall be binding on the Partnership and on all of its Partners (including, for purposes of this Section 7.2(b), any person to whom a Compensatory Interest is transferred in connection with the performance of services) with respect to all transfers of Compensatory Interests thereafter made by the Partnership while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Operating Partner as permitted by the Proposed Rules or any applicable rule.

(c) Each Partner, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to the Compensatory Interest while the Safe Harbor Election remains effective.

(d) The Operating Partner shall file or cause the Partnership to file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of any Compensatory Interest.

(e) The Operating Partner is hereby authorized and empowered, without further vote or action of the Partners, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same, and shall have the authority to execute any such amendment by and on behalf of each Partner. Any undertakings by the Partners necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Partner, respectively; provided, however, that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of the Partners.

(f) Each Partner agrees to cooperate with the Operating Partner to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Operating Partner.

(g) No transfer, assignment or other disposition of any Interest in the Partnership by a Partner shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such Interest shall have agreed in writing to be bound by the provisions of this Section 7.2, in form and substance satisfactory to the Partner.

ARTICLE VIII

Transfers, Admissions, Withdrawals and Default

8.1 Transfer, Withdrawal, Removal or Termination of the Fortress Partner. (a) The Fortress Partner, without the prior written consent of the Operating Partner, shall have no right to Transfer its Interests, and the Fortress Partner shall not have the right to withdraw. The foregoing or any other provision hereof to the contrary notwithstanding, a Transfer by the Fortress Partner of its Interest to an entity whose business and operations are managed or supervised by Mr. Wesley R. Edens shall not be considered violations of this Section 8.1 or any other provision of this Agreement and are expressly permitted without the consent of the Operating Partner. The Operating Partner shall have no right to remove the Fortress Partner from the Partnership except as otherwise expressly provided herein.

(b) [Reserved].

(c) The Fortress Partner shall cease to be a Partner of the Partnership upon the termination of the Management Agreement. Upon termination of the Management Agreement pursuant to Section 13 or Section 15(b) the Partnership shall be required to promptly allocate and pay to the Fortress Partner an amount equal to the incentive allocations that would be allocated and paid to the Fortress Partner pursuant to Section 4.2 hereof if the Partnership’s assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments). In addition, after the termination of the Management Agreement, neither the Fortress Partner nor its successors-in-interest shall have any of the powers, obligations or liabilities of a Partner of the Partnership under this Agreement or under applicable law arising after the date of such termination.

(d) [Reserved].

(e) If the Fortress Partner shall be removed or shall withdraw as a Partner, a successor Partner may be admitted or named as a Partner of the Partnership prior to such removal or withdrawal with the consent of the Operating Partner.

The Fortress Partner shall reasonably cooperate to facilitate the substitution of any successor Partner, and, except in the case of a removal as a result of the termination of the Management Agreement pursuant to Section 8.1(c), shall be reimbursed for its reasonable costs and expenses relating thereto. The Partners (or any one or more of them) may Transfer to any successor Partner a portion of their Interest in the Partnership in order to effectuate such substitution.

8.2 Additional Partners. The Partners may agree to admit any additional Partner to the Partnership. In order to become an additional Partner, such Person shall execute and deliver a counterpart signature page to this Agreement (or such other instrument as shall establish that such Person shall be bound by and a party to this Agreement) and such other documentation as the Operating Partner may specify.

8.3 Admissions and Withdrawals Generally. Except as provided herein, no Partner shall have the right to withdraw from the Partnership and no Person may be admitted to the Partnership as a Partner.

8.4 Obligations and Rights of a Prior Fortress Partner. In the event that the Fortress Partner is removed, withdraws or transfers all of its Interest in the Partnership other than in accordance with the terms of this Agreement, such Fortress Partner shall have no further obligation or liability as a Fortress Partner of the Partnership pursuant to this Agreement with respect to or in connection with any obligations or liabilities arising from and after such removal, withdrawal or transfer, and all such future obligations and liabilities shall automatically cease and terminate and be of no further force or effect with respect to the Fortress Partner; provided, however, that nothing contained herein shall be deemed to relieve the Fortress Partner of any obligations or liabilities (i) arising prior to such removal or withdrawal or (ii) resulting from a dissolution of the Partnership caused by the act of the Fortress Partner where liability is imposed upon the Fortress Partner by law or by the provisions of this Agreement.

ARTICLE IX

Term and Dissolution of the Partnership

9.1 Term. The Partnership shall continue indefinitely until the Partnership is dissolved, which dissolution shall occur upon the first of any of the following events (each an “Event of Dissolution”):

(a) the entry of a decree of judicial dissolution under the Partnership Act; or

(b) a written determination by the Fortress Partner and the Operating Partner that the Partnership should be dissolved.

9.2 Winding-Up. Upon the occurrence of an Event of Dissolution, the Partnership shall be wound up and liquidated as promptly as business circumstances allow. The Fortress Partner or, if there is no Fortress Partner, a liquidator who may be appointed by the Operating Partner, shall proceed with the Dissolution Sale and the Final Distribution. In the Dissolution Sale, the Fortress Partner or such liquidator shall use its commercially reasonable efforts to reduce to cash and cash equivalent items at Fair Value such assets of the Partnership as the Fortress Partner or such liquidator shall deem it advisable to sell, subject to any tax or other legal considerations. The foregoing notwithstanding, the Fortress Partner shall not administer any Dissolution Sale or Final Distribution if the Fortress Partner had previously been removed as Fortress Partner, if the Fortress Partner had withdrawn as the Fortress Partner in violation of the provisions hereof.

9.3 Final Distribution. Subject to the Partnership Act, after the Dissolution Sale, the proceeds thereof and the other assets of the Partnership (including restricted securities) shall be distributed in one or more installments in the following order of priority:

(a) To creditors of the Partnership (including, if applicable, the Fortress Partner and its Affiliates and the Manager), to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership, including the expenses of the winding-up, liquidation and dissolution of the Partnership (whether by payment or the making of reasonable provision for payment thereof).

(b) The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed to the Partners in accordance with Section 4.2. For purposes of the application of this Section 9.3(b) and determining Capital Accounts on dissolution, all realized and unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution and shall be allocated among the Capital Accounts of the Partners in accordance with Section 3.3.

ARTICLE X

Miscellaneous

10.1 Amendments. Except as required by law, this Agreement and the Statement may only be amended with the written consent of the Partners.

10.2 Entire Agreement. This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof and thereof and supersedes any prior agreement, and any understanding among or between them with respect to such subject matter.

10.3 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Partnership Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

10.4 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if sent to such Partner’s business address set forth in the Partnership’s books and records; or to such other address as such Partner shall have last designated by notice to the Partnership, and in the case of a change in address by the Fortress Partner, by notice to the Operating Partner. Any notice shall be deemed to have been duly given if personally delivered or sent by overnight mail or courier, by email or by facsimile transmission confirmed by letter, and shall be deemed received, unless earlier received, (i) if sent by overnight mail or courier, when actually received, (ii) if sent by facsimile transmission, on the date sent, provided that confirmatory notice is sent promptly thereafter by overnight mail or courier, postage prepaid, and (iii) if delivered by hand or email, on the date of receipt.

10.5 Governing Law, Waiver of Jury Trial and Waiver of Partition. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE COURTS OF THE STATE OF DELAWARE SHALL HAVE, AND NO OTHER COURTS SHALL HAVE, JURISDICTION OVER ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, AND THE OPERATING PARTNER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE, WHETHER NOW OR IN THE FUTURE, TO THE LAYING OF VENUE IN, OR TO THE JURISDICTION OF, ANY AND EACH OF SUCH COURTS FOR THE PURPOSES OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT, AND FURTHER AGREES TO WAIVE ANY CLAIM THAT ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND THE OPERATING PARTNER HEREBY SUBJECTS ITSELF TO SUCH JURISDICTION. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY AGREE THAT NO PUNITIVE OR CONSEQUENTIAL DAMAGES SHALL BE AWARDED TO THE OPERATING PARTNER IN ANY SUCH ACTION, SUIT OR PROCEEDING. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

EACH OF THE PARTNERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS THAT SUCH PARTNER MAY HAVE TO MAINTAIN ANY ACTION FOR PARTITION OF ANY OF THE PARTNERSHIP’S PROPERTY.

10.6 Successors and Assigns. Except with respect to the rights of Indemnified Persons, none of the provisions of this Agreement shall be for the benefit of or enforceable by the creditors of the Partnership, and this Agreement shall be binding upon and inure to the benefit of the Partners and their legal representatives, successors and permitted assigns.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

10.8 Certain Rules of Construction. The section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. As used herein, masculine pronouns shall include the feminine and neuter, and the singular shall be deemed to include the plural and vice versa. If any time period set forth herein shall expire on a day which is not a Business Day, such time period shall be automatically extended to the first Business Day immediately following the non-Business Day on which such time period would otherwise expire. The term “including” as used herein shall mean “including, without limitation,” unless the context otherwise requires. Whenever in this Agreement the Fortress

Partner, Operating Partner or any of their respective Affiliates is permitted or required to make a decision or to take (or not take) an action (i) in its “discretion,” such Person’s exercise of discretion shall be the sole and absolute exercise of a right that may be exercised, granted or withheld without regard to any other matter or fact; or (ii) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

10.9 Further Assurances. Each Partner agrees to take any and all action necessary or appropriate for the accomplishment of the purposes of the Partnership set forth in Section 2.3 hereof.

10.10 Use of the Name “Fortress”. Fortress Parent has consented to the use by the Partnership of the identifying word or name “Fortress” in the name of the Partnership. Such consent is conditioned upon a Fortress Affiliate being the Fortress Partner and upon the employment of a Fortress Affiliate as the manager (pursuant to contractual delegation by the Manager or otherwise) of the Partnership’s or the Operating Partner’s assets. The name or identifying word “Fortress” may be used from time to time in other connections and for other purposes by Fortress Affiliates and by any Person authorized by Fortress Parent or its Affiliates. The Fortress Partner may require the Partnership to cease using “Fortress” in the name of the Partnership if a Fortress Affiliate is no longer the Fortress Partner for any reason.

10.11 Anti-Money Laundering. Notwithstanding any other provision of this Agreement to the contrary, the Operating Partner, in its own name and on behalf of the Partnership, shall be authorized without the consent of any Person, including any other Partner, to take such action as it determines in good faith to be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FORTRESS PARTNER:

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE MASTER GP LLC

By:
	Name:	[ ]
	Title:	[ ]

OPERATING PARTNER:

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:
	Name:	[ ]
	Title:	[ ]

FOURTH AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF FORTRESS

WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP